Exhibit 99.1

Uncertainties exist in integrating the business and operations of CF Industries and Terra.

We intend to integrate Terra’s operations with those of CF Industries. The integration of two companies as large as CF Industries and Terra is a complex process, and we may encounter substantial difficulties integrating Terra’s operations with CF Industries’ operations. Any difficulties in integrating the two companies could result in a delay or the failure to achieve the anticipated benefits and synergies of the acquisition by CF Industries of Terra, or the Terra acquisition, and, therefore, the expected cost savings. Additionally, these cost savings may be less than we currently expect, or may not be realized. The difficulties of integrating Terra’s operations with those of CF Industries include, among other things:

•                  possible inconsistencies in standards, controls, procedures and policies, and compensation structures between Terra and CF Industries;

•                  the complexities of integrating the business and operations of Terra with those of CF Industries, including as a result of the use of different accounting and reporting systems;

•                  the limited opportunity prior to the consummation of the acquisition to work with Terra management to develop an integration plan;

•                  the increased scope, geographic diversity and complexity of our operations;

•                  exposure to unanticipated costs, expenses or liabilities, including as a result of the limited opportunity we were given prior to entering into the merger agreement with Terra to conduct due diligence on Terra and its business, operations and financial condition;

•                  the consummation of the Terra acquisition shortly before the fiscal quarter that historically has been one of our and Terra’s busiest and most profitable quarters and the potential disruptions that may occur as a result of the timing of the consummation of the acquisition;

•                  the retention of existing customers and attraction of new customers;

•                  the retention of key employees;

•                  the consolidation of corporate and administrative infrastructures;

•                  the diversion of management’s attention from ongoing business concerns; and

•                  the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

Our business is dependent on natural gas, which is subject to a high level of price volatility.

Natural gas is the principal raw material used to produce nitrogen fertilizers. We use natural gas both as a chemical feedstock and as a fuel to produce ammonia, urea, UAN, AN and other nitrogen products. On a pro forma basis giving effect to the Terra acquisition, excluding expenditures at the GrowHow UK Limited, or GrowHow, and Point Lisas Nitrogen Limited, or Point Lisas, nitrogen facilities, expenditures on natural gas comprised approximately 47% of the total cost of our nitrogen fertilizer sales in 2009.

Because most of our nitrogen fertilizer manufacturing facilities are located in the United States and Canada, the price of natural gas in North America directly impacts a substantial portion of our operating expenses. The price of natural gas in North America is highly volatile. During 2009, the median daily price at the Henry Hub, the most heavily-traded natural gas pricing basis in North America, exceeded $5.60 per MMBtu at the beginning of the year, reached a low of $1.85 per MMBtu on September 5, 2009, and escalated to a high of $6.00 per MMBtu on December 30, 2009. The market price of natural gas in North America is also generally higher than the price of natural gas in certain other major fertilizer-producing regions, including the Middle East and Trinidad. In addition to having access to lower-priced natural gas, some of our competitors may also benefit from fixed-price natural gas contracts, which may be linked directly to the market price of the nitrogen fertilizer being manufactured. Recent declines in the price of North American natural gas have been driven, in part, by the development of new sources of natural gas for the North American market, including, “unconventional” sources, such as shale gas, exploration and development of new natural gas fields and natural gas imports in the form of liquid natural gas. Any limitation on these sources of natural gas as a result of the environmental concerns some have raised with the development of new natural gas fields or the techniques used to produce shale gas or otherwise could cause the price of natural gas in North America to rise significantly. Given the volatility of pricing and our dependence on North American natural gas, the price we pay for natural gas in the future may be higher than prices paid by producers in certain other fertilizer-producing regions of the world, which may make it more difficult for us to compete against these producers.

Our production facilities outside North America, particularly those in the United Kingdom, are, like those in North America, also subject to high natural gas prices relative to those in certain other major fertilizer-producing regions and to significant natural gas price volatility.

We may not be able to pass along higher operating costs to our customers in the form of higher product prices. A significant increase in the price of natural gas (which can be driven by, among other things, supply disruptions, governmental or regulatory actions, cold weather and oil price spikes) that is not hedged or recovered through an increase in the price of related nitrogen products could result in reduced profit margins and lower product production. If market prices for our products are below our cost of production due to the high cost of natural gas, we may shift our sourcing of nitrogen fertilizers from manufactured to purchased products. We have previously idled one or more of our plants in response to high natural gas prices and may do so again in the future. During late 2005 and early 2006, for example, we curtailed production of fertilizers at the CF Industries Donaldsonville complex for this reason.

Our business is cyclical, resulting in periods of industry oversupply during which our results of operations tend to be negatively impacted.

Historically, selling prices for our products have fluctuated in response to periodic changes in supply and demand conditions. Demand is affected by population growth, changes in dietary habits, non-food usage of crops, such as the production of ethanol and other biofuels, and planted acreage and application rates, among other things. Supply is affected by available capacity and operating rates, raw material costs and availability, government policies and global trade.

Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production, causing supply to exceed demand and prices and capacity utilization to decline. In particular, new capacity is expected to be added abroad in low-cost regions. Future growth in demand for fertilizer may not be sufficient to alleviate any existing or future conditions of excess industry capacity.

During periods of industry oversupply, our results of operations tend to be affected negatively as the price at which we sell our products typically declines, resulting in possible reduced profit margins, write-downs in the value of our inventory, lower production of our products and/or plant closures.

Our products are global commodities, and we face intense global competition from other fertilizer producers.

We are subject to intense price competition from both domestic and foreign sources. Fertilizers are global commodities, with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and to a lesser extent on customer service and product quality. We compete with a number of domestic and foreign producers, including state-owned and government-subsidized entities.

Some of these competitors have greater total resources and are less dependent on earnings from fertilizer sales, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. Consolidation in the fertilizer industry has increased the resources of several of our competitors, and we expect consolidation among fertilizer producers to continue. In light of this industry consolidation, our competitive position could suffer to the extent we are not able to expand our own resources either through investments in new or existing operations or through acquisitions, joint ventures or partnerships.

China, the world’s largest producer and consumer of fertilizers, is expected to continue expanding its fertilizer production capability. This expected increase in capacity could adversely affect the balance between global supply and demand and may put downward pressure on global fertilizer prices, which could adversely affect our results of operations and financial condition.

A decline in U.S. agricultural production or limitations on the use of our products for agricultural purposes could materially adversely affect the market for our products.

Conditions in the U.S. agricultural industry significantly impact our operating results. The U.S. agricultural industry can be affected by a number of factors, including weather patterns and field conditions, current and projected grain inventories and prices, domestic and international demand for U.S. agricultural products and U.S. and foreign policies regarding trade in agricultural products.

State and federal governmental policies, including farm and biofuel subsidies and commodity support programs, as well as the prices of fertilizer products, may also directly or indirectly influence the number of acres planted, the mix of crops planted and the use of fertilizers for particular agricultural applications. In recent years, for example, ethanol production in the United States has increased significantly due, in part, to federal legislation mandating greater use of renewable fuels. This increase in ethanol production has led to an increase in the amount of corn grown in the United States and to increased fertilizer usage on both corn and other crops that have also benefited from improved farm economics. While the current Renewable Fuels Standard, or RFS, encourages continued high levels of corn-based ethanol production, a growing “food versus fuel” debate and other factors have resulted in calls to reduce subsidies for ethanol, allow increased ethanol imports and adopt temporary waivers of the current RFS levels, any of which could have an adverse effect on corn-based ethanol production, planted corn acreage and fertilizer demand. Developments in crop technology, such as nitrogen fixation, the conversion of atmospheric nitrogen into compounds that plants can assimilate, could also reduce the use of chemical fertilizers and adversely affect the demand for our products. In addition, several states are currently considering limitations on the use and application of chemical fertilizers due to concerns about the impact of these products on the environment.

Adverse weather conditions may decrease demand for our fertilizer products and increase the cost of natural gas.

Weather conditions that delay or intermittently disrupt field work during the planting and growing seasons may cause agricultural customers to use different forms of nitrogen fertilizer, which may adversely affect demand for the forms that we sell or may impede farmers from applying our fertilizers until the following growing season, resulting in lower demand for our products.

Adverse weather conditions following harvest may delay or eliminate opportunities to apply fertilizer in the fall. Weather can also have an adverse effect on crop yields, which lowers the income of growers and could impair their ability to purchase fertilizer from our customers.

Weather conditions or, in certain cases, weather forecasts, can also dramatically affect the price of natural gas, our principal raw material used to make nitrogen based fertilizers. Colder than normal winters and warmer than normal summers increase the natural gas demand for residential use. In addition, hurricanes affecting the gulf coastal states can severely impact the supply of natural gas and cause prices to rise sharply.

Our inability to predict future seasonal fertilizer demand accurately could result in excess inventory, potentially at costs in excess of market value, or product shortages.

The fertilizer business is seasonal. The strongest demand for our products occurs during the spring planting season, with a second period of strong demand following the fall harvest. We and/or our customers generally build inventories during the low demand periods of the year in order to ensure timely product availability during the peak sales seasons. Seasonality is greatest for ammonia due to the short application season and the limited ability of our customers and their customers to store significant quantities of this product. The seasonality of fertilizer demand results in our sales volumes and net sales being the highest during the spring and our working capital requirements being the highest just prior to the start of the spring season. Our quarterly financial results can vary significantly from one year to the next due to weather-related shifts in planting schedules and purchasing patterns.

If seasonal demand exceeds our projections, our customers may acquire products from our competitors, and our profitability will be negatively impacted. If seasonal demand is less than we expect, we will be left with excess inventory that will have to be stored (in which case our results of operations will be negatively impacted by any related storage costs) and/or liquidated (in which case the selling price may be below our production, procurement and storage costs). The risks associated with excess inventory and product shortages are particularly acute with respect to our nitrogen fertilizer business because of the highly volatile cost of natural gas and nitrogen fertilizer prices and the relatively brief periods during which farmers can apply nitrogen fertilizers.

Our customer base is concentrated, with certain large customers accounting for a substantial portion of our sales.

During 2009, three customers—CHS Inc., or CHS; Gavilon Fertilizer LLC, or Gavilon; and GROWMARK, Inc., or GROWMARK; made combined fertilizer purchases of approximately $1,121 million from us, representing approximately 43% of our total net sales. On a pro forma basis giving effect to the Terra acquisition during the same time period, these three customers made combined fertilizer purchases of approximately $1,198 million from us, representing approximately 29% of our total net sales. We have entered into a multi-year supply contract with CHS that expires on June 30, 2010 and contracts with GROWMARK and Gavilon that both expire on June 30, 2013. CHS has informed us they do not intend to renew the multi-year supply contract upon its expiration. Since becoming a public company in 2005, we have diversified our customer base. However, we continue to depend on these three customers for a significant portion of our sales and may have less flexibility than some of our competitors to seek profitable sales to other customers. A substantial change in purchasing decisions by any or all of these customers could have a material adverse effect on our business.

A change in the use of the Forward Pricing Program, or FPP,  by our customers could increase our exposure to fluctuations in our profit margins and materially adversely affect our operating results, liquidity and financial condition.

In mid-2003, we implemented our FPP, through which we offer our customers the opportunity to purchase product on a forward basis at prices and delivery dates we propose. This improves our liquidity due to the cash payments received from customers in advance of shipment of the product and allows us to improve our production scheduling and planning and the utilization of our manufacturing assets.

As our customers enter into forward nitrogen fertilizer purchase contracts with us, we generally use natural gas derivatives or fixed price fertilizer purchase contracts to hedge against changes in the price of natural gas, the largest and most volatile component of our supply cost. Fixing the selling prices of our products under our FPP, often months in advance of their ultimate delivery to customers, typically causes our reported selling prices and margins to differ from spot market prices and margins available at the time of shipment. Additionally, the use of derivatives to lock in the majority of our margins on FPP sales of nitrogen products can result in volatility in reported earnings due to the unrealized mark-to-market adjustments that occur from changes in the value of the derivatives prior to the purchase of the natural gas.

Under our FPP, customers generally make an initial cash down payment at the time of order and generally pay the remaining portion of the contract sales value in advance of the shipment date, thereby significantly increasing our liquidity. Any cash payments received in advance from customers in connection with the FPP are reflected on our balance sheet as a current liability until the related orders are shipped, which can take up to several months, or more. As of December 31, 2009 and 2008, our current liability for customer advances related to unshipped orders under the FPP equaled approximately 18% and 56%, respectively, of our cash, cash equivalents and short-term investments. As of December 31, 2009, on a pro forma basis giving effect to the Terra acquisition, our current liability for customer advances equaled approximately 58% of our cash, cash equivalents and short-term investments.

We believe the FPP is most appealing to our customers during periods of generally increasing prices for nitrogen fertilizers. Our customers may be less willing or even unwilling to purchase products on a forward basis during periods of generally decreasing or stable prices or during periods of relatively high fertilizer prices due to the expectation of lower prices in the future or limited capital resources. In periods of rising fertilizer prices, selling our nitrogen fertilizers under the FPP may result in lower profit margins than if we had not used the FPP. Conversely, in periods of declining fertilizer prices, selling our nitrogen fertilizers under the FPP may result in higher profit margins than if we had not used the FPP.

The FPP is less effective at reducing our exposure to fluctuations in our profit margins in circumstances where we purchase the fertilizer product from third parties for resale, rather than manufacture the product at one of our facilities. For example, during periods of high natural gas costs, we may decide to curtail production at our facilities and increase our purchases of fertilizer products originating from offshore, lower-cost producers for resale to our customers. Because it is generally not feasible to purchase fertilizer products from these third parties on a forward basis or match purchased quantities with specific order quantities, we may not be able to fix our profit margins effectively on fertilizer products that we buy for resale under our FPP. One method we use to reduce our margin exposure on sales of purchased products under the program is to purchase the required fertilizer products in advance of the specified delivery date. However, in such circumstances we may be required to buy and store the product sooner and in greater quantities than if produced, thereby reducing the liquidity benefits otherwise associated with the FPP. It also may not be feasible to purchase sufficient quantities of fertilizer in advance of the specified delivery dates at known, acceptable prices. An increase in our purchases of fertilizer products for resale to our customers may increase our exposure to fluctuating profit margins on the purchased products and could have a material adverse affect on our operating results, liquidity and financial condition.

We also sell phosphate products through our FPP. In 2009, forward sales of phosphate fertilizer products represented approximately 14% of our phosphate fertilizer volume compared to 61% of our phosphate fertilizer volume in 2008. Similar to nitrogen sales, phosphate sales under the FPP increased significantly in both 2007 and the first half of 2008 during a period of rapidly rising fertilizer prices. However, FPP sales decreased in 2009 when prices declined from their high in late 2008. Unlike our nitrogen fertilizer products where we have the opportunity to fix the cost of natural gas, we typically are unable to fix the cost of phosphate raw materials, such as sulfur and ammonia, which are among the largest components of our phosphate fertilizer costs. As a result, we are typically exposed to margin risk on phosphate products sold on a forward basis.

Our business is subject to risks involving derivatives, including the risk that our hedging activities might not prevent losses.

We manage commodity price risk for our businesses as a whole. Although we implemented risk measurement systems that use various methodologies to quantify the risk, these systems might not always be followed or might not always work as planned. Further, such risk measurement systems do not in themselves manage risk, and adverse changes involving volatility, adverse correlation of commodity prices and the liquidity of markets might still adversely affect earnings and cash flows, as well as the balance sheet under applicable accounting rules, even if risks have been identified. Our ability to manage exposure to commodity price risk in the purchase of natural gas through the use of financial derivatives may be affected by limitations imposed by the covenants in the agreements governing our indebtedness.

In order to manage financial exposure to commodity price and market fluctuations, we utilize natural gas derivatives to hedge our exposure to the price volatility of natural gas, the principal raw material used in the production of nitrogen based fertilizers. In these hedging activities, we have used fixed-price, forward, physical purchase and sales contracts (including forward contracts under the FPP), futures, financial swaps and option contracts traded in the over-the-counter, or OTC, markets or on exchanges. Nevertheless, no single hedging arrangement can adequately address all risks present in a given contract or industry. Therefore, unhedged risks will always continue to exist.

In addition, our hedging activities may themselves give rise to various risks that could adversely affect us. For example, we are exposed to counterparty credit risk when our derivatives are in a net asset position. The counterparties to our natural gas derivatives are either large oil and gas companies or large financial institutions. The credit and economic crisis that started in 2008 impacted a number of financial institutions, some of which participate as counterparties to our natural gas swaps. We monitor the swap portfolio and credit quality of our counterparties and adjust the level of activity we conduct with any one counterparty as necessary. We also manage the credit risk through the use of multiple counterparties, established credit limits, cash collateral requirements and master netting arrangements. However, our liquidity could be negatively impacted by a counterparty default on derivative settlements.

Federal legislation is also under consideration that could add substantial regulation to derivatives markets, with emphasis on OTC derivatives, which could adversely affect our business. Some of the most stringent legislation proposed would require most market participants to utilize a formal exchange for these transactions. Utilizing a formal exchange requires gains or losses on derivatives to be settled daily with the exchange. Transacting derivatives over-the-counter rather than through an exchange enables us to take advantage of favorable credit lines provided by our counterparties. Through these credit lines, we are not required to post collateral on our derivatives unless their value surpasses an established threshold. As of March 31, 2010, on a pro forma basis giving effect to the Terra acquisition, the combined credit lines extended to us by our counterparties with which we have open derivative contracts were approximately $160 million. If we were forced to utilize an exchange, the cost of utilizing derivatives could increase, which would adversely affect our cost of operations and could negatively impact our liquidity.

Our operations are reliant on a limited number of key facilities that involve significant risks and hazards against which we may not be fully insured.

Our operations are subject to hazards inherent in the manufacturing, transportation, storage and distribution of chemical fertilizers, including ammonia, which is highly toxic and corrosive. These hazards include: explosions; fires; severe weather and natural disasters; train derailments, collisions, vessel groundings and other transportation and maritime incidents; leaks and ruptures involving storage tanks, pipelines and rail cars; spills, discharges and releases of toxic or hazardous substances or gases; deliberate sabotage and terrorist incidents; mechanical failures; unscheduled downtime; labor difficulties and other risks. Some of these hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and they may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. For example:

•                  an explosion in 1994 at the Port Neal, Iowa facility required Terra to rebuild nearly the entire facility;

•                  over the course of the past few years, we have been involved in numerous property damage and personal injury lawsuits arising out of a hydrogen explosion at the CF Industries Donaldsonville facility in 2000, in which three people died and several others were injured;

•                  the Point Lisas facility experienced four weeks of unplanned outages during the 2006 third quarter to accommodate repairs to failing heat exchangers, and, because the repairs were only partly successful, thereafter operated at only about 80% of capacity until replacement exchangers were installed by Terra in early 2007; and

•                  a fire in early 2008 at the Medicine Hat, Alberta facility required us to shut down the facility for approximately one month and, as a result, Viterra Inc., our partner in Canadian Fertilizers Limited, or CFL, initiated a lawsuit against us seeking damages alleging that it was forced to acquire fertilizer in the open market to fulfill its commitments at prices greater than it would have paid to CFL.

The potential impact on us of these types of events is increased because of our reliance on a limited number of key facilities. Our nitrogen fertilizer operations are dependent on the CF Industries Donaldsonville facility, the CFL joint venture’s nitrogen fertilizer complex in Medicine Hat, Alberta and the Terra production facilities. Our phosphate fertilizer operations are dependent on our phosphate mine and associated beneficiation plant in Hardee County, Florida; our phosphate fertilizer complex in Plant City, Florida; and our ammonia terminal in Tampa, Florida. The suspension of operations at any of these key facilities could adversely affect our ability to produce our products and fulfill our commitments under our FPP, and could have a material adverse effect on our business. In addition, a number of our key facilities, including the CF Industries Donaldsonville facility, the Terra Donaldsonville facility and all of our phosphate operations, are located in regions of the United States that experience a relatively high level of hurricane activity. Such storms, depending on their severity and location, have the potential not only to damage our facilities and disrupt our operations but also to adversely affect the shipping and distribution of our products and the supply and price of natural gas and sulfur in the Gulf of Mexico region.

We maintain property, business interruption and casualty insurance policies, but we are not fully insured against all potential hazards and risks incident to our business. If we were to incur significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations and financial condition. We are subject to various self-retentions and deductibles under these insurance policies. As a result of market conditions, our premiums, self-retentions and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage.

We rely on third party providers of transportation services and equipment, which subjects us to risks and uncertainties beyond our control that may adversely affect our operations.

We rely on railroad, trucking, pipeline, river barge and ocean vessel companies to transport raw materials to our manufacturing facilities, to deliver finished products to our distribution system and to ship finished products to our customers. We also lease rail cars from rail car owners in order to ship raw materials and finished products. These transportation operations, equipment and services are subject to various hazards, including extreme weather conditions, work stoppages, delays, accidents such as spills and derailments and other accidents and other operating hazards.

These transportation operations, equipment and services are also subject to environmental, safety, and regulatory oversight. Due to concerns related to accidents, terrorism or the potential use of fertilizers as explosives, local, state and federal governments could implement new regulations affecting the transportation of our raw materials or finished products.

If we are delayed or are unable to ship our finished products or obtain raw materials as a result of these transportation companies’ failure to operate properly, or if new and more stringent regulatory requirements are implemented affecting transportation operations or equipment, or if there are significant increases in the cost of these services or equipment, our sales revenues and/or cost of operations could be adversely affected. In addition, increases in our transportation costs, or changes in such costs relative to transportation costs incurred by our competitors, could have an adverse effect on our revenues and results of operations.

The railroad industry has initiated various efforts to limit the railroads’ potential liability stemming from the transportation of Toxic Inhalation Hazard, or TIH, materials, such as the anhydrous ammonia we transport to and from our manufacturing and distribution facilities. These efforts by the railroads include (i) requesting that the Surface Transportation Board, or STB, issue a policy statement finding that it is reasonable for a railroad to require a shipper to indemnify the railroads and carry insurance for all liability above a certain amount arising from the transportation of TIH materials; (ii) requesting that the STB approve an increase in the maximum reasonable rates that a railroad can charge for the transportation of TIH materials; and (iii) lobbying for new legislation or regulations that would limit or eliminate the railroads’ common carrier obligation to transport TIH materials. If the railroads were to succeed in one or more of these initiatives, it could materially and adversely affect our operating expenses and potentially our ability to transport anhydrous ammonia and increase our liability for releases of our anhydrous ammonia while in the care, custody and control of the railroads.

New regulations could also be implemented affecting the equipment used to ship our raw materials or finished products. The U.S. railroad industry is also proposing higher ammonia tank car performance standards which could require the modification or replacement of our leased tank car fleet. These higher standards could adversely impact our cost of operations and our ability to obtain an adequate supply of rail cars to support our operations.

We are exposed to risks associated with our joint ventures.

We participate in joint ventures with third parties, including CFL (which owns our facility in Medicine Hat, Alberta), Point Lisas (which owns our facility in Trinidad), GrowHow (which owns our facilities in Billingham and Ince, United Kingdom) and Keytrade AG, or Keytrade. Our joint venture partners may have shared or majority control over the operations of our joint ventures. As a result, our investments in joint ventures involve risks that are different from the risks involved in owning facilities and operations independently. These risks include the possibility that our joint ventures or our partners: have economic or business interests or goals that are or become inconsistent with our business interests or goals; are in a position to take action contrary to our instructions, requests, policies or objectives; subject the joint venture to liabilities exceeding those contemplated; take actions that reduce our return on investment; or take actions that harm our reputation or restrict our ability to run our business.

In addition, we may become involved in disputes with our joint venture partners, which could lead to impasses or situations that could harm the joint venture, which could reduce our revenues or increase our costs.

Expansion of our business may result in unanticipated adverse consequences.

We routinely consider possible expansions of our business, both domestically and in foreign locations. Major investments in our business, including as a result of acquisitions, partnerships, joint ventures or other major investments require significant managerial resources, which may be diverted from our other activities and may impair the operation of our businesses. The risks of any expansion of our business through investments, acquisitions, partnerships or joint ventures are increased due to the significant capital and other resources that we may have to commit to any such expansion, which may not be recoverable if the expansion initiative to which they were devoted is ultimately not implemented. As a result of these and other factors, including general economic risk, we may not be able to realize our projected returns from any future acquisitions, partnerships, joint ventures or other investments.

We are subject to numerous environmental and health and safety laws and regulations, as well as potential environmental liabilities, which may require us to make substantial expenditures.

We are subject to numerous environmental and health and safety laws and regulations in the United States, Canada, the United Kingdom and Trinidad, including laws and regulations relating to land reclamation; the generation, treatment, storage, disposal and handling of hazardous substances and wastes; and the cleanup of hazardous substance releases. In the United States, these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, or RCRA, the Comprehensive

Environmental Response, Compensation and Liability Act, or CERCLA, the Toxic Substances Control Act and various other federal, state, provincial, local and international statutes.

As a fertilizer company working with chemicals and other hazardous substances, our business is inherently subject to spills, discharges or other releases of hazardous substances into the environment. Certain environmental laws, including CERCLA, impose joint and several liability, without regard to fault, for cleanup costs on persons who have disposed of or released hazardous substances into the environment. Given the nature of our business, we have incurred, are incurring currently, and are likely to incur periodically in the future, liabilities under CERCLA and other environmental cleanup laws at our current or former facilities, adjacent or nearby third-party facilities or offsite disposal locations. The costs associated with future cleanup activities that we may be required to conduct or finance may be material. Additionally, we may become liable to third parties for damages, including personal injury and property damage, resulting from the disposal or release of hazardous substances into the environment.

Violations of environmental and health and safety laws can result in substantial penalties, court orders to install pollution-control equipment, civil and criminal sanctions, permit revocations and facility shutdowns. Environmental and health and safety laws change rapidly and have tended to become more stringent over time. As a result, we have not always been and may not always be in compliance with all environmental and health and safety laws and regulations. Additionally, future environmental and health and safety laws and regulations or more vigorous enforcement of current laws and regulations, whether caused by violations of environmental and health and safety laws by us or other chemical fertilizer companies or otherwise, may require us to make substantial expenditures. Additionally, our costs to comply with, or any liabilities under, these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

In October 2007, Terra received a request for information from the United States Environmental Protection Agency, or EPA, pursuant to Section 114 of the Clean Air Act with respect to its nitric acid plant at Port Neal, Iowa. Subsequently, Terra proposed to the EPA to resolve a number of potential Clean Air Act violations associated with historical modifications at all nine of its nitric acid plants. Terra and the EPA have been engaged in negotiations since May 2008 with respect to a proposed consent decree that, if finalized, will require Terra to achieve compliance with significantly lower nitrogen oxide emission standards. Terra has projected that compliance with these emission limits (which have been agreed to in principle by Terra and the EPA) will require new or upgraded selective catalytic reduction systems and continuous emission monitors, at an estimated cost of $17 million over five years. Terra’s capital budgets through 2012 include projected costs associated with the upgrades required by the anticipated consent decree. Terra and the EPA are continuing to negotiate the final terms of the consent decree to resolve this matter.

We have liability as a “potentially responsible party” at certain sites under certain environmental remediation laws, and have also been subject to related claims by private parties alleging property damage and possible personal injury arising from contamination relating to active as well as discontinued operations. We may be subject to additional liability or additional claims in the future. Some of these matters may require significant expenditures for investigation and/or cleanup or other costs.

From time to time, our production of anhydrous ammonia has resulted in accidental releases that have temporarily disrupted our manufacturing operations and resulted in liability for administrative penalties and claims for personal injury. Although, to date, our costs to resolve these liabilities have not been material, we could incur significant costs if our liability coverage is not sufficient to pay for all or a large part of any judgments against us, or if our carrier refuses coverage for these losses.

Our operations are dependent on numerous required permits, approvals and financial assurance requirements from governmental authorities.

We hold numerous environmental, mining and other governmental permits and approvals authorizing operations at each of our facilities. Expansion of our operations is also predicated upon securing the necessary environmental or other permits or approvals. A decision by a government agency to deny or delay issuing a new or renewed material permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility and on our business, financial condition and results of operations.

In certain cases, as a condition to procure such permits and approvals or as a condition to maintain existing approvals, we may be required to comply with regulatory financial assurance requirements. The purpose of these requirements is to assure local, state or federal government agencies that we will have sufficient funds available for the ultimate closure, post-closure care and/or reclamation at our facilities. For example, in 2006, we established an escrow account for the benefit of the Florida Department of Environmental Protection as a means of complying with Florida’s regulations governing financial assurance related to closure and post-closure of phosphogypsum stacks.

We may be subject to additional financial assurance requirements in connection with an enforcement initiative concerning compliance with RCRA at our Plant City, Florida phosphate fertilizer complex. A final settlement may require us to meet specified financial tests and/or contribute cash or other qualifying assets into a trust designated to be used for closure, long-term maintenance, and monitoring costs for our phosphogypsum stacks, as well as any costs incurred to manage the water contained in the stack systems upon closure. We are currently in negotiations with the United States Department of Justice and the EPA on this aspect as well as other aspects of the enforcement initiative.

Florida regulations also mandate payment of certain mining taxes based on the quantity of ore mined and are subject to change based on local regulatory approvals. Additional financial assurance requirements or other increases in local mining regulations and taxes could have a material adverse effect on our business, financial condition and results of operations.

Florida regulations also require mining companies to demonstrate financial responsibility for wetland and other surface water mitigation measures in advance of any mining activities. If and when we are able to expand our Hardee mining activities to areas not currently permitted, we will be required to demonstrate financial responsibility for wetland and other surface water mitigation measures in advance of any mining activities. The demonstration of financial responsibility may be provided by passage of financial tests. In the event that we are unable to satisfy these financial tests, alternative methods of complying with the financial assurance requirements would require us to expend funds for the purchase of bonds, letters of credit, insurance policies or similar instruments. It is possible that we will not be able to comply with either current or new financial assurance regulations in the future, which could have a material adverse effect on our business, financial condition and results of operations.

As of December 31, 2009, the area permitted by local, state and federal authorities for mining at our Hardee phosphate complex had approximately 46 million tons of recoverable phosphate rock reserves, which will meet our requirements, at current operating rates, for approximately 13 years. We have initiated the process of applying for authorization and permits to expand the geographical area in which we can mine at our Hardee property. The expanded geographical area has an estimated 34 million tons of recoverable phosphate reserves, which will allow us to conduct mining operations at our Hardee property for approximately 10 additional years at current operating rates, assuming we secure the authorization and permits to mine in this area. In Florida, local community participation has become an important factor in the authorization and permitting process for mining companies. A denial of the authorizations or permits to continue and/or expand our mining operations at our Hardee property would prevent us from mining all of our reserves and have a material adverse effect on our business, financial condition and results of operations.

Likewise, our phosphogypsum stack system at Plant City has sufficient capacity to meet our requirements through 2014 at current operating rates and is subject to regular renewals of our operating permits. We have secured the local development authorization to increase the capacity of this stack system. Based on this authorization, estimated stack system capacity is expected to meet our requirements until 2040 at current operating rates and is subject to securing the corresponding operating permits. This time frame is approximately eight years beyond our current estimate of available phosphate rock reserves at our Hardee mine. A decision by the state or federal authorities to deny a renewal of our current permits or to deny operating permits for the expansion of our stack system could have a material adverse effect on our business, financial condition and results of operations.

Future regulatory restrictions on greenhouse gas emissions or other environmental discharges in the jurisdictions in which we operate could materially adversely affect our operating results.

There have been increased initiatives by various parties to legislate and/or regulate carbon emissions, including carbon dioxide. Our nitrogen operations produce substantial quantities of carbon dioxide in the chemical reactions that are necessary to produce anhydrous ammonia.

Pursuant to the Kyoto Protocol, Canada and the United Kingdom have committed to reducing greenhouse gas, or GHG, emissions, and the United Kingdom has adopted GHG-related additional measures to, among other things, implement the European Union Greenhouse Gas Emission Trading System. Terra’s U.K. manufacturing plants are required to report GHG emissions annually to the United Kingdom Environment Agency pursuant to their site Environmental Permits and Climate Change Agreement, which specify energy efficiency targets. Failure to meet efficiency targets may require purchase of CO2 emissions allowances. The steam boilers at each of Terra’s U.K. sites are also subject to the European Union Emissions Trading Scheme. In Canada, Terra is required to conduct an annual review of its operations with respect to compliance with Environment Canada’s National Pollutant Release Inventory and Ontario’s Mandatory Monitoring and Reporting Regulation and the GHG Reporting Regulation. Presently there are no specific GHG emissions reduction targets that have been set by the federal or provincial governments. Ontario has also joined the Western Climate Initiative, comprised of several states in the Western U.S. and several Canadian provinces, which intends to establish a cap and trade regime for the trading of GHG credits within the regional area (ostensibly commencing in 2012).

In the United States, it is possible that GHG emissions will be limited through federal legislation and/or regulatory action. In June 2009, the American Clean Energy and Security Act was passed by the U.S. House of Representatives. This legislation would establish an economy-wide cap and trade system for carbon emissions commencing in 2012. Emitters of GHGs would be required to have allowances to offset their GHG emissions and, over time, the cap on aggregate GHG emissions would decline. Similar legislation was introduced in the U.S. Senate in September 2009. The fertilizer industry likely would be affected by such a cap and trade system due to anticipated increases in the cost of natural gas fuel and feedstock resulting from its implementation and due to the cost of emission allowances. In addition, cap and trade proposals would likely increase the cost of electricity we use. At this time, we cannot predict whether legislation imposing limits on GHG emissions in the United States will be enacted.

The Greenhouse Gas Mandatory Reporting Rule promulgated by the EPA requires our facilities in Donaldsonville, Louisiana and Plant City, Florida, as well as all of Terra’s former facilities, to monitor emissions beginning on January 1, 2010 and begin reporting on the previous year’s emissions annually starting in 2011. In addition to the GHG reporting rule, which directly affects our facilities, the EPA has issued or proposed other regulations which could eventually impact us, including potentially applying the Clean Air Act to regulate GHGs.

The state of Iowa requires major air emissions sources to report GHG emissions as part of annual air emissions inventory reports. Terra’s Port Neal, Iowa plant is subject to this obligation. None of the other state governments in Florida, Louisiana, Mississippi or Oklahoma, where our U.S. production facilities are located, has proposed regulations on GHG emissions. However, coalitions of states in the Northeast, Midwest (including Iowa) and West (as noted above) are working together to develop regional GHG emission reduction programs and several states (the most noteworthy of which is California) are developing regulatory programs on their own.

Federal and/or state regulation of GHGs may require us to make changes in our operating activities that would increase our operating costs, reduce our efficiency, limit our output, require us to make capital improvements to our facilities, increase our costs for or limit the availability of energy, raw materials or transportation, or otherwise materially adversely affect our operating results. In addition, to the extent climate change restrictions imposed in countries where our competitors operate are less stringent than in the United States or Canada, our competitors could gain cost or other competitive advantages over us.

On August 18, 2009, the EPA entered into a consent decree with environmental groups with respect to the promulgation of numeric criteria for nitrogen and phosphorous in surface waters in Florida. The consent decree was approved by a federal district court judge on November 16, 2009. Pursuant to the consent decree, on January 26, 2010, the EPA proposed numeric criteria (to replace narrative standards) for nitrogen and phosphorous in lakes and inland flowing waters. The EPA intends to adopt numeric water quality standards for these waters by October 2010. Pursuant to the consent decree, the EPA is also required to propose and adopt numeric criteria for nitrogen and phosphorous in coastal and estuarine water bodies in 2011. The proposed numeric water quality criteria are substantially lower than water quality criteria developed on a case-by-case basis. In addition, on September 30, 2009, the EPA proposed a Total Maximum Daily Load, or TMDL, for certain bodies of water within the Charlotte Harbor and Peace River watersheds. The proposed TMDL specifies a zero nutrient load from all National Pollutant Discharge Elimination System, or NPDES, dischargers within these watersheds, including our NPDES discharge associated with our mining operation in Hardee County.

The outcome of these regulatory initiatives could result in more stringent waste water discharge limits for our mining, manufacturing and distribution operations in Florida. The specific limits imposed on wastewater discharges from our facilities will depend on the criteria that are adopted and the development of specific permit conditions that are consistent with these criteria. More stringent limits could increase our costs and/or limit our operations and, therefore, could have a material adverse affect on our business, financial condition and results of operations.

Acts of terrorism and regulations to combat terrorism could negatively affect our business.

Like other companies with major industrial facilities, our plants and ancillary facilities may be targets of terrorist activities. Many of these plants and facilities store significant quantities of ammonia and other items that can be dangerous if mishandled. Any damage to infrastructure facilities, such as electric generation, transmission and distribution facilities, or injury to employees, who could be direct targets or indirect casualties of an act of terrorism, may affect our operations. Any disruption of our ability to produce or distribute our products could result in a significant decrease in revenues and significant additional costs to replace, repair or insure our assets, which could have a material adverse impact on our financial condition and results of operations. In addition, due to concerns related to terrorism or the potential use of certain fertilizers as explosives, local, state, federal and foreign governments could implement new regulations impacting the security of our plants, terminals and warehouses or the transportation and use of fertilizers. These regulations could result in higher operating costs or limitations on the sale of our products and could result in significant unanticipated costs, lower revenues and/or reduced profit margins. We manufacture and sell AN in the United States and, through our GrowHow joint venture, in the United Kingdom. AN can be used as an explosive and was used in the Oklahoma City bombing in April 1995. It is possible that the U.S. or U.K. governments could impose limitations on the use, sale or distribution of AN, thereby limiting our ability to manufacture or sell that product.

Our operations are dependent upon raw materials provided by third parties and an increase in the price or any delay or interruption in the delivery of these raw materials may adversely affect our business.

We use natural gas, ammonia and sulfur as raw materials in the manufacture of fertilizers. We purchase these raw materials from third-party suppliers. Prices for these raw materials can fluctuate significantly due to changes in supply and demand. We may not be able to pass along to our customers increases in the costs of raw materials, which could have a material adverse effect on our business. These products are transported by barge, truck, rail or pipeline to our facilities by third-party transportation providers or through the use of facilities owned by third parties. Any delays or interruptions in the delivery of these key raw materials, including those caused by capacity constraints; explosions; fires; severe weather and natural disasters; train derailments, collisions, vessel groundings and other transportation and maritime incidents; leaks and ruptures involving pipelines; deliberate sabotage and terrorist incidents; mechanical failures; unscheduled downtime; or labor difficulties, could have a material adverse effect on our business.

We are subject to risks associated with international operations.

Our international business operations are subject to numerous risks and uncertainties, including difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations; unexpected changes in regulatory environments; currency fluctuations; tax rates that may exceed those in the United States; earnings that may be subject to withholding requirements; and the imposition of tariffs, exchange controls or other restrictions. During 2009, we derived approximately 15% of our net sales on a pro forma basis giving effect to the Terra acquisition from outside of the United States. Our business operations include a 50% interest in an ammonia production joint venture in Trinidad and a 50% interest in a U.K. joint venture for the production of ammonia. We are also evaluating development of a new nitrogen fertilizer manufacturing facility in Peru.

Our investments in securities are subject to risks that may result in losses.

We invest in several types of securities, including notes and bonds issued by governmental entities or corporations and money market funds. Securities issued by governmental agencies include those issued directly by the U.S. government, those issued by state, local or other governmental entities, and those guaranteed by entities affiliated with governmental entities. Our investments are subject to fluctuations in both market value and yield based upon changes in market conditions, including interest rates, liquidity, general economic and credit market conditions and conditions specific to the issuers.

At December 31, 2009, we held investments of $133.9 million in tax-exempt auction rate securities. These securities were issued by various state and local government entities and are all supported by student loans that were primarily issued under the Federal Family Loan Program. These auction rate securities have stated maturities that range up to 38 years, and the underlying securities are guaranteed by entities affiliated with governmental entities. In February 2008, the market for these securities began to show signs of illiquidity and auctions for several securities failed on their scheduled auction dates. As a result, we continue to hold investments in certain of these securities. These investments, for which auctions have failed, are no longer liquid, and we will not be able to access these funds until such time as an auction of these investments is successful or a buyer is found outside of the auction process.

Due to the risks of investments, we may not achieve expected returns or may realize losses on our investments which could have a material adverse effect on our business, results of operations, liquidity or financial condition.

Deterioration of global market and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

A continued slowdown of, or persistent weakness in, economic activity caused by the current recession could adversely affect our business in the following ways, among others: conditions in the current credit markets could impact the ability of our customers and their customers to obtain sufficient credit to support their operations; the failure of our customers to fulfill their purchase obligations could result in increases in bad debts and impact our working capital; the failure of certain key suppliers or derivative counterparties could increase our exposure to disruptions in supply or to financial losses; and the continuation of both the volatility of interest rates and negative market returns could result in increased expense and greater contributions to our defined benefit plans. We have experienced declining demand and falling prices for some of our products due to the general economic slowdown and our customers’ reluctance to replenish inventories. Industrial demand for ammonia, for example, has remained relatively weak as the economy has struggled to recover. The overall impact of the global economic downturn on us is difficult to predict, and our business could be materially adversely impacted.

Our substantial indebtedness, and covenant restrictions under our indebtedness, could adversely affect our operations and liquidity.

We historically operated with very limited indebtedness, but incurred substantial indebtedness to finance the Terra acquisition. Our increased indebtedness could have important consequences for our business in adversely affecting our operations and liquidity, and we may not be able to reduce our financial leverage when we choose to do so. Our substantial indebtedness could, among other things:

•      make it more difficult for us to pay or refinance our debts as they become due during adverse economic and industry conditions, because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

•      cause us to use a portion of our cash flow from operations for debt service, reducing the availability of cash to fund working capital and capital expenditures, research and development and other business activities;

•      cause us to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•      cause us to be more vulnerable to general adverse economic and industry conditions;

•      cause us to be disadvantaged compared to competitors with less leverage;

•      result in a downgrade in our credit rating or that of our indebtedness which could increase the cost of further borrowings; and

•      limit our ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes.

The terms of our indebtedness include covenants restricting our ability to finance our future operations and capital needs and to engage in other business activities, including, among other things, making investments and conducting asset dispositions.

If we are unable to comply with restrictions in the credit facilities, or debt incurred in replacement thereof, including the senior notes, the indebtedness thereunder could be accelerated.

The agreements governing the credit facilities, and agreements governing debt we may incur in replacement thereof, including the senior notes, impose or will impose restrictions on us and require certain payments of principal and interest over time. A failure to comply with these restrictions or to make these payments could lead to an event of default that could result in an acceleration of the related indebtedness. We cannot make any assurances that our future operating results will be sufficient to ensure compliance with the covenants in our agreements or to remedy any such default. In the event of an acceleration of this indebtedness, we may not have or be able to obtain sufficient funds to make any accelerated payments.

We may be unable to refinance our debt upon a change of control.

In the event that we experience an event constituting a change of control, we may need to refinance large amounts of debt. In particular, a “change of control” (as defined for purposes of the credit facilities and the term loan facility) would constitute an event of default under the credit facilities. We may not be able to replace the credit facilities on terms equal to or more favorable than the current terms if the commitments are terminated and the loans are repaid under the credit facilities upon an event of default. We expect that the indenture governing the senior notes would require that, if a change of control (as defined for purposes of the indenture) occurs, we offer to buy back the senior notes for a price equal to 101% of the debt securities’ principal amount plus any interest that has accrued and remains unpaid as of the repurchase date. There can be no assurance that there would be sufficient funds available for any repurchases that could be required by a change of control.

Following the Terra acquisition, we will depend on our senior management team and other key employees to successfully integrate our businesses, and the loss of any of these employees could adversely affect the combined company’s business.

The success of our company following the Terra acquisition will depend in part upon our ability to retain senior management and other key employees of both CF Industries and Terra. Competition for qualified personnel can be very intense. In addition, senior management and key employees may depart because of issues relating to the uncertainty or difficulty associated with the integration of the businesses of CF Industries and Terra or a desire not to remain with us. Accordingly, we cannot provide any assurance that we will be able to retain senior management and key employees to the same extent as we and Terra have been able to do so in the past.

Litigation is currently pending relating to the Terra acquisition.

Terra and certain of its current and former directors are also subject to pending litigation relating to the Terra acquisition. Recently, the plaintiffs in one of these actions filed their consolidated putative class action complaint, as well as a motion for partial summary judgment as to liability. The consolidated complaint generally alleges that the director defendants breached their fiduciary duties by, among other things, approving Terra’s prior agreement to be acquired by Yara International ASA, or Yara, without engaging in an adequate process to determine that such agreement was the best available transaction. The complaint seeks monetary damages based on the $123 million termination fee that CF Industries paid to Yara, on Terra’s behalf, in connection with the termination by Terra of its prior agreement with Yara. Terra has an obligation to indemnify and advance expenses to the director defendants in connection with these matters to the fullest extent permitted by law.